Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

HOOKIPA Pharma Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	15,000,000 shares	$0.57175	$8,576,250.00	$0.00014760	$1,265.86
Total Offering Amounts					$8,576,250.00		$1,265.86
Total Fees Previously Paid							$-
Total Fee Offsets							$-
Net Fee Due							$1,265.86

(1)	Consists of 15,000,000 outstanding shares of the registrant’s common stock. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Represents the maximum number of shares of common stock that may be offered and sold, from time to time, by the selling stockholder named herein, which shares were issued to the selling stockholder in a private placement.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on December 19, 2023, as reported on The Nasdaq Global Select Market.